Exhibit 10.2

RESEARCH AGREEMENT

NO. 20103259

This Research Agreement (together with Attachments A-D, the “Agreement”) is entered into this February 22, 2011 (“Effective Date”), by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California constitutional corporation, on behalf of its Los Angeles Campus, acting through its offices located at 11000 Kinross Avenue, Suite 200, Los Angeles, CA 90095-1406 (“University”), and Fibrocell Science, Inc., a Delaware corporation with offices at 405 Eagleview Boulevard, Exton, PA 19341 (“Sponsor”).

Background

University and Sponsor desire to undertake collaborative research activities in the area of isogenic pluripotent stem cells.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions.

1.1	“Confidential Information” means all proprietary information disclosed by a party in writing and marked as confidential, or if disclosed orally identified at the time of disclosure by a party as confidential and reduced to writing within thirty (30) days and marked as confidential, that is related to Research Materials or the Research Project. Confidential Information specifically excludes the Research Materials themselves as well as the results and data generated in the performance of the Research Project.

1.2	“Lead Party” means the party that shall take the lead in patent prosecution activities for jointly-owned Subject Inventions, including preparing and filing patent applications, choosing patent counsel, and paying patent expenses.

1.3	“Modifications” means substances developed by University that contain or incorporate Sponsor Materials or Unmodified Derivatives thereof or substances developed by Sponsor that contain or incorporate University Materials or Unmodified Derivatives thereof.

1.4	“Progeny” means unmodified descendants from Sponsor Materials or University Materials.

1.5	“Research Materials” means Sponsor Materials, University Materials and Modifications, collectively.

1.6	“Research Project” means the collaborative research study described in Attachment C and any exhibits thereto.

1.7	“Sponsor Materials” means materials that are (i) specified in Attachment A (as may be amended from time to time) and utilized in the Research Project described in Attachment C, or (ii) developed solely by Sponsor in the Research Project. Sponsor Materials includes any Progeny and Unmodified Derivatives of such Sponsor Materials made by Sponsor or by University in the course of the Research Project under this Agreement.

1.8	“Subject Inventions” means any patentable invention or discovery that is first conceived and reduced to practice in the performance of the Research Project by a party, either solely or jointly.

1.9	“University Materials” means materials that are (i) specified in Attachment B (as may be amended from time to time) and utilized in the Research Project described in Attachment C, or (ii) developed solely by University in the Research Project. University Materials includes any Progeny and Unmodified Derivatives of such University Materials made by Sponsor or by University in the course of the Research Project under this Agreement.

1.10	“Unmodified Derivatives” means substances created by Sponsor or by University in the course of the Research Project that constitute an unmodified functional subunit or product expressed by the original Sponsor Material specified in Attachment A or the original University Material specified in Attachment B.

2.	Research Project. Work under this Agreement will be performed by the University and Sponsor on a reasonable efforts basis in accordance with the Statement of Work attached as Attachment C, together with any exhibits thereto. To the extent that any of the terms and conditions of this Agreement are in conflict with the Statement of Work, the terms of this Agreement shall control.

3.	Transfer of Materials Between Parties. The following terms will govern any transfer of Research Materials between Sponsor and University pursuant to the Research Project.

3.1	In General. All transfers of Research Materials between the parties will be reflected in a Material Transfer Record in the form set forth in Attachment D to this Agreement. The terms of this Agreement will apply to all such transfers.

3.2	No Warranties. All Research Materials and data transferred in connection with the Research Project are experimental in nature and will be used with prudence and appropriate caution, since not all of their characteristics are known. Research Materials may have hazardous properties. A party receiving Research Materials will promptly inform the providing party of any test results that suggest: (a) a significant risk for humans, (b) mutagenicity, (c) teratogenicity or (d) carcinogenicity. ALL RESEARCH MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. A PARTY PROVIDING RESEARCH MATERIALS TO ANOTHER PARTY MAKES NO REPRESENTATION OR WARRANTY TO THE RECEIVING PARTY OF ANY KIND OR THAT THE USE OF SUCH RESEARCH MATERIALS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.

3.3	Legal Title to Tangible Materials. Legal title to any Sponsor Materials or University Materials transferred hereunder will be unaffected by this Agreement or the transfer of materials made hereunder. The transfer of Sponsor Materials to University and the transfer of University Materials to Sponsor give the recipient no rights in such materials other than those specifically set forth in this Agreement. Sponsor retains ownership of Sponsor Materials, including any Sponsor Materials contained or incorporated in Modifications. University retains ownership of University Materials, including any University Materials contained or incorporated in Modifications. Ownership of Modifications will follow from inventorship, subject to the preceding two sentences.

3.4	Use and Distribution of Research Materials.

3.4.1.	Sponsor Materials. University will use Sponsor Materials only in work done in the course of the Research Project. University will not transfer Sponsor Materials to anyone not under the direct supervision of University’s Principal Investigator without the consent of Sponsor. University will not use Sponsor Materials for any commercial purpose without the written consent of Sponsor. Following expiry or termination of this Agreement, University will, at the request of Sponsor, return or properly destroy Sponsor Materials and Sponsor’s Confidential Information received under this Agreement by University.

3.4.2.	University Materials. Sponsor will use University Materials only in work done in the course of the Research Project. Sponsor will not transfer University Materials to anyone without the consent of University. Sponsor will not use University Materials for any commercial purpose without the written consent of University. Following expiry or termination of this Agreement, Sponsor will, at the request of University, return or properly destroy University Materials and University’s Confidential Information received by Sponsor under this Agreement.

3.4.3.	Modifications. During the term of this Agreement, the parties will use Modifications solely for the Research Project. Following expiry or termination of this Agreement, neither party may use or distribute Modifications for any purpose without the other party’s written consent, except that either party may distribute Modifications to third parties to the extent necessary to comply with the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources” set forth in 64 F.R. 72090 (Dec. 23, 1999), if applicable, under a separate agreement at least as protective as this Agreement of the rights of the party whose materials are contained or incorporated in Modifications.

3.5

Limitations. Research Materials transferred under this Agreement are provided only for use in laboratory animals or in vitro. Any animals that receive Research Material in the course of the Research Program or products derived from these animals such as eggs or milk must not be used as food for humans or any other animals. RESEARCH MATERIALS TRANSFERRED UNDER THIS AGREEMENT MUST NOT BE USED IN HUMANS FOR ANY PURPOSE, INCLUDING IN CLINICAL TRIALS OR FOR PURPOSES OF DIAGNOSTIC TESTING. Any use of Sponsor Materials by University or of University Materials by Sponsor other than in accordance with this Section 3 (Transfer of Materials between Parties) is a material breach of this Agreement for purposes of the termination provisions of Section 13 (Term), below.

4.	Confidentiality.

4.1	If either party discloses Confidential Information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction, and the receiving party will:

4.1.1.	Use the same degree of care to maintain the secrecy of the Confidential Information as it uses to maintain the secrecy of its own information of like kind, and

4.1.2.	Use the Confidential Information only to accomplish the purposes of this Agreement and subject to management and audit review by the other party.

4.2	Neither Party will disclose Confidential Information received from the other party except to its employees, customers, distributors and other agents who are under similar obligations to maintain similar levels of confidence and only as required to accomplish the purposes of this Agreement.

4.3	Neither party will have any confidentiality obligation with respect to Confidential Information belonging to or disclosed by the other party that:

4.3.1.	the receiving party can demonstrate by written records was previously known to it;

4.3.2.	the receiving party lawfully obtained from sources under no obligation of confidentiality;

4.3.3.	is or becomes publicly available other than through an act or omission of the receiving party or any of its employees;

4.3.4.	is independently developed without reliance upon Confidential Information received from another party, as shown by written record; or

4.3.5.	is required to be disclosed under the California Public Records Act, governmental audit requirement or other requirement of law, provided however, that if the receiving party receives a subpoena or similar document requiring it to disclose the Confidential Information, the receiving party shall notify promptly the disclosing party so that the disclosing party can take appropriate action to suppress the disclosure of its Confidential Information or else insure that its Confidential Information is disclosed under confidentiality provisions only.

4.4	The provisions of this Section 4 will continue in effect for three (3) years after expiration or termination of this Agreement.

5.	Results and Deliverables. Each party will keep the other party informed of research results obtained from its work on the Research Project. During and after the term of the Agreement, each party will have an unrestricted right to use, solely for its own internal research purposes, research results delivered hereunder. A final technical report to Sponsor upon conclusion of work performed hereunder will be the only deliverable under this Agreement unless additional deliverables are set forth in the Research Project in Attachment C (or any exhibits thereto).

6.	Term; Termination. This Agreement is effective as of the Effective Date and expires four years thereafter, unless it is extended by mutual consent of the parties. Either party may terminate this Agreement at any time upon thirty (30) days written notice to either party, regardless of whether the Research Project has been completed. In the event of such termination, University will cease further obligation of project funds and will take all reasonable steps to cancel and otherwise minimize termination costs. Sponsor will pay University actual direct and indirect costs and noncancellable commitments incurred prior to the date of termination and fair close-out related costs. If the total of such costs is less than the total funds advanced, the balance will be returned to Sponsor. In the event of a material breach of this Agreement by either party, the non-breaching party may terminate the Research Project and this Agreement immediately upon written notice to the other party. The terms of Sections 3, 4, 9, 11, 12, 13, 14, 15, 17, and 18 will survive termination or expiration of this Agreement.

7.	Cost to Sponsor.

7.1	The cost to Sponsor for University’s performance under each portion of the Research Project will be set forth in exhibits to Attachment C.

7.2	Payments will be made to University by Sponsor in accordance with Attachment C. Checks will be made payable to The Regents of the University of California, reference Agreement No. 20103259, and will be sent to:

UCLA Remittance Center

405 Hilgard Ave.

1125 Murphy Hall

Los Angeles, CA 90095

8.	Principal Investigator. University’s performance hereunder will be under the direction of Dr. James Byrne (“Principal Investigator”). In the event that the Principal Investigator becomes unable or unwilling to continue work under this Agreement and an alternate Principal Investigator is not agreeable to Sponsor, Sponsor will have the option to terminate this Agreement in accordance with Section 6 hereof.

9.	Rights in Data. University will have the right to copyright, publish, disclose, disseminate and use, in whole and in part, any data and information developed or received by University under this Agreement that is not subject to the Confidentiality obligations of Section 4 hereof. Sponsor will have the right to publish and use any technical reports and information specified to be delivered hereunder. It is agreed, however, that under no circumstances will Sponsor state or imply in any publication or other published announcement that University has tested or approved any product.

10.	Supplies and Equipment. In the event that University purchases supplies or equipment hereunder, title to such supplies and equipment will vest in University.

11.	Patents and Inventions.

11.1	Ownership of Inventions. Inventorship of Subject Inventions will be determined in accordance with U.S. Patent Law. All rights to Subject Inventions made solely by employees of University will belong solely to University. All rights to Subject Inventions made solely by employees of Sponsor will belong solely to Sponsor. All rights to Subject Inventions made jointly by employees of University and employees of Sponsor will belong jointly to University and Sponsor. University will promptly disclose to Sponsor any Subject Inventions in which University has rights. Sponsor will hold such disclosure on a confidential basis and will not disclose the information to any third party without consent of University.

11.2	First Right to Negotiate. To the extent that Sponsor pays all direct and indirect costs of University’s performance hereunder, and to the extent that the University is legally able, Sponsor will be granted a time-limited first right to negotiate an option or license under University’s rights in any Subject Invention that belongs solely to University or under University’s undivided interest in any Subject Invention that belongs jointly to University and Sponsor. Sponsor will advise the University in writing within sixty (60) days of such disclosure to Sponsor whether or not it wishes to secure an option or commercial license (“Election Period”). Sponsor will have ninety (90) days from the date of election to conclude an option or license agreement with University (“Negotiation Period”). Said license will contain reasonable terms, will require diligent performance by Sponsor for the timely commercial development and early marketing of Subject Inventions, and include Sponsor’s obligation to reimburse University’s reasonable patent costs for all Subject Inventions subject to the license.

11.3	Reimbursement of Patent Costs. In the event it is necessary in the opinion of University to file any patent applications to protect a Subject Invention during the Election or Negotiation Periods, Sponsor will reimburse reasonable patent costs incurred by University during such period. If such option or license is not concluded within the Negotiation Period, neither party will have any further obligations to the other with respect to such Subject Invention. If Sponsor does not elect to secure such option or license, rights to such Subject Invention will be disposed of in accordance with University’s policies, with no further obligation to Sponsor with respect to such Subject Invention.

11.4	No Implied Rights. Nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel, or otherwise, any rights under any patents, patent applications or other proprietary interests, whether dominant or subordinate, or any other invention, discovery or improvement of either party, other than the specific rights covering Subject Inventions under this Agreement.

11.5	Licenses to University. Sponsor will grant to University to use Subject Inventions solely owned by Sponsor that necessarily use or incorporate University materials for University’s non-profit research and education purposes. The University may not sublicense Sponsor’s Subject Inventions without its express consent.

11.6	Patent Prosecution. University has the exclusive right, but not the obligation, to file, prosecute, maintain, enforce and defend at its own expense all patents and patent applications claiming Subject Inventions solely-owned by University. Sponsor has the exclusive right, but not the obligation, to file, prosecute, maintain, enforce and defend at its own expense all patents and patent applications claiming Subject Inventions solely owned by Sponsor. Except as provided in Section 11.3 or as otherwise agreed by the parties, neither party is obligated to reimburse the other for costs incurred in filing, prosecuting or maintaining any Subject Inventions.

11.7	Lead Party. Unless otherwise agreed to by the parties, Sponsor shall be the Lead Party with respect to jointly-owned Subject Inventions. The Lead Party must (i) provide the other party with copies of each patent application, office action, response to office action, request for terminal disclaimer, materials correspondence and request for reissue or reexamination of any patent or patent application on any jointly-made Subject Invention; (ii) seek comment from the other party upon the content and patent strategy for any patent application, including responses to official actions before such responses are submitted to a patent office; (iii) consult with the other party on all stages of the prosecution of the patent on the Subject Invention; (iv) provide the other party with as much prior notice as practicable to review and comment on any material communication with or submission to any patent office (including any patent application); and (v) make good faith efforts to incorporate all of the other party’s reasonable comments, provided that, where reasonably necessary to protect the other party’s interests, that party’s reasonable comments must be incorporated as mutually agreed upon by both parties. If the Lead Party determines not to seek patent protection for a jointly-owned Subject Invention, not to seek patent protection for certain claims, not to seek patent protection in a given jurisdiction, or abandons any application, the Lead Party will provide the other party timely advance notice of such decision (at least 60 days prior to any upcoming filing or action deadline) and the other party shall have the right, but not the obligation, to file a patent application therefore or to continue to prosecute and maintain a patent application or patent in the name of both parties at the filing party’s expense. If Sponsor does not license its interests in jointly-owned Subject Inventions, the Parties will enter into a patent prosecution agreement to address the payment of patent expenses for jointly-owned Subject Inventions.

12.	Copyright. Copyright in works, including computer software, created or fixed in a tangible medium of expression by University under this Agreement will vest in University. At Sponsor’s request and to the extent that University has the legal right to do so, University will grant to Sponsor a license to such works on reasonable terms and conditions, including reasonable royalties, as the parties mutually agree in a separate writing.

13.	Publication.

13.1	In General. The parties acknowledge that results of the Research Project will be published or otherwise publicly disclosed. Although the parties expect to jointly publish the results, University and Sponsor each reserve the right to publicly disclose its own information and data generated by it in the performance of the Research Project. The parties agree to abide by the policies of journals in which the publications will appear on such matters as the public release or availability of data or biological materials relating to the publication. Authorship of results of the Research Project will be determined in accordance with academic standards and custom. Proper acknowledgment will be made for the contributions of each party to the research results being published.

13.2	Right to Review. The party proposing a public disclosure will provide a copy of the proposed written or oral publication (including manuscripts, abstracts and oral presentations) to the other party at least thirty (30) days prior to submission for publication in order to allow the other party an opportunity to protect proprietary information or Subject Inventions that may be encompassed by the proposed public disclosure. Upon written notification from Sponsor, University agrees to delete any of Sponsor’s confidential information and/or delay publishing such proposed publication for a maximum of any additional thirty (30) days to protect the potential patentability of any invention described therein. Responsibility for preparing and filing any patent application prior to public disclosure will be determined in accordance with Section 11 above.

14.	University Name. California Education Code section 92000 prohibits use of University’s names to suggest that University endorses a product or service. Sponsor will not use University’s names, including “UCLA,” without prior written approval, except to identify University as the site of the Research Project when required to do so by law.

15.	Applicable Law. This Agreement will be governed by the laws of the State of California.

16.	Notice. Whenever any notice is to be given hereunder, it will be in writing and sent to the following address:

University:	The Regents of the University of California
University of California, Los Angeles
Office of Intellectual Property and Industry Sponsored Research
11000 Kinross Avenue, Suite 200
Los Angeles, California 90095-1406
Attention: Lillian L. Smith

Principal
Investigator:	James Byrne
UCLA Department of Molecular & Medical Pharmacology
Box 951735, 33-260 CHS
Los Angeles, CA 90095-1735

Sponsor:	Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, PA 19341
Attention: President

17.	Publicity. Neither party will use the name, trade name, trademark or other designation of the other party in connection with any products, promotion, advertising, press release, or publicity without the prior written permission of the other party.

18.	Indemnification. University will indemnify, defend and hold harmless Sponsor, its directors, officers, agents, and employees from and against any and all liability, loss, expense (including reasonable attorney’s fees), or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorney’s fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of University, its trustees, officers, agents or employees.

Sponsor will indemnify, defend and hold harmless University, its trustees, officers, agents, and employees from and against any and all liability, loss, expense (including reasonable attorney’s fees), or claims for injury or damages arising out of the performance of this Agreement, but only in proportion to and to the extent such liability, loss, expense, attorney’s fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of Sponsor, its directors, officers, agents or employees.

19.	Excusable Delays. University will be excused from performance hereunder if a delay is caused by inclement weather, fire, flood, strike, or other labor dispute, acts of God, acts of governmental officials or agencies, or any other cause beyond the control of University. The excusable delay is allowed for the period of time affected by the delay. If a delay occurs, the parties will revise the performance period or other provisions hereunder as appropriate.

20.	Assignment. Neither party will assign its rights or duties under this Agreement to another without the prior express written consent of the other party; provided, however, that Sponsor may assign this Agreement to a successor in ownership of all or at least fifty percent (50%) of its capital stock or of its business assets in the field to which this Agreement relates. Such successor will expressly assume in writing the obligation to perform in accordance with the terms and conditions of this Agreement. Any other purported assignment will be void.

21.	Independent Contractor Status. The Sponsor and the University agree that the University and its employees are independent contractors and not employees of Sponsor. In accordance with such status, University covenants and agrees that neither it nor its employees or agents will hold themselves out as, nor claim to be officers or employees of Sponsor by reason hereof, and that they will not by reason hereof, make any claims, demands or applications to or for any privilege applicable to an employee of the Sponsor.

22.	Amendments; Counterparts. This Agreement with its attachments embodies the entire understanding of the parties, and there are no other agreements or understandings between the parties relating to the subject matter. This Agreement may be modified or amended only by written agreement signed by both parties. This Agreement may be executed by facsimile or PDF and in counterparts, each of which will be deemed to be an original, and both of which taken together, will constitute one agreement binding on both parties.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA		SPONSOR

By:	/s/ Lillian Smith	By:	/s/ David Pernock
	(Signature)		(Signature)

Name:	Lillian Smith	Name:	David Pernock

Title:	Director, Industry Sponsored Research	Title:	Chief Executive Officer & Chairman

Date:	2/2/2011	Date:	2/2/11

READ AND ACKNOWLEDGED

By:	/s/ James Byrne

Name:	James Byrne

Principal Investigator

Date:	2-2-2011

ATTACHMENT A

SPONSOR MATERIALS

ATTACHMENT B

UNIVERSITY MATERIALS

ATTACHMENT C

RESEARCH PROJECT AND BUDGET

Developing novel patient-specific cellular therapies

(Fibrocell/UCLA/Byrne collaborative Project Plan)

Background:

The principle goal of the isogenic pluripotent stem cell research field is to reprogram somatic cells, such as skin cells, from a patient into pluripotent stem cells that can then be re-differentiated into different potentially useful cell-types, such as neurons, insulin secreting islets or cardiomyocytes. These cells could be used either for in vitro research or autologous transfer, and as they would be isogenic (genetically identical) to the patient, they could be used to cure or alleviate the symptoms of specific diseases, such as Parkinson’s, diabetes and heart disease, without eliciting an immune response (Byrne 2008). We have discovered a subpopulation of cells from adult human skin that are easier to reprogram into pluripotent stem cells (Byrne et al 2009) and usage of this subpopulation of cells may facilitate the generation of safe and clinically useful isogenic patient-specific cell-types for use in this project.

Target:

The overall aim of this project is to use subpopulations of cells from adult human skin (Byrne et al 2009) to establish an efficient protocol for reprogramming and differentiating safe and clinically useful isogenic patient-specific cell-types under current good tissue practice and current good manufacturing practice (cGTP/cGMP) conditions that can be used for autologous cellular therapies for diseases such as Parkinson’s, diabetes and heart disease. A secondary parallel aim of this project is to investigate if subpopulations of cells from adult human skin have superior properties for autologous transfer, either directly or following reprogramming and re-differentiation.

Research Projects:

Project 1. Fully characterize previously identified dermal subpopulations (Byrne et al 2009) and investigate if these subpopulations of cells from adult human skin have superior properties for autologous transfer, either directly or following reprogramming and redifferentiation. Direct usage of these subpopulations may prove useful for Fibrocell’s current range of autologous cellular therapies. Indirect usage would involve reprogramming these subpopulations into iPSCs and redifferentiating into specific therapeutically useful cell types. See Exhibit 1.

Project 2. Use previously identified subpopulations to generate safe and useful iPSCs using technologies that will significantly increase the safety of the iPSCs generated (which may include using the STEMCCA excisable reprogramming vector (Sommer et al 2010) and/or a RNA based reprogramming methodology). These reprogrammed lines will be fully characterized and for the STEMCCA lines the location of the remaining LTR will be investigated to ensure it is not in a dangerous area of the genome. See Exhibit 2.

Project 3. Differentiate iPSCs into pure and functional cell types (neurons, beta islets and cardiomyocytes) and then demonstrate safety and efficacy through transplantation to murine model, then advance to phase I clinical trials. See Exhibit 3.

Project Milestones:

By the end of year 1, we hope to have fully characterized the previously identified dermal subpopulations (Byrne et al 2009) and investigated if these subpopulations of cells from adult human skin have superior properties for autologous transfer, either directly or following reprogramming and redifferentiation.

By the end of year 2, we hope to have used these subpopulations to generate safe and useful factor-free iPSCs using the STEMCCA excisable reprogramming vector (Sommer et al 2010) and also developed an RNA-based reprogramming methodology to reprogram iPSCs without the usage of integration.

By the end of year 3-4, we hope to have successfully differentiated our subpopulation-derived patient-specific iPSCs into pure and functional cell types (neurons, beta islets and cardiomyocytes) and demonstrated safety and efficacy through transplantation to the murine model. At this stage we can begin discussions regarding moving the project towards phase I clinical trials.

Timeline

12 months for Action Point 1.

12-24 months for Action Point 2, in parallel with Action Point 1.

24-48 months for Action Point 3, upon completion of Action Point 2.

References:

Byrne, J. A. “Generation of isogenic pluripotent stem cells.” Human Molecular Genetics 2008; 17(R1): R37-41.

Byrne, J. A., H. N. Nguyen and R. A. Reijo Pera. “Enhanced Generation of Induced Pluripotent Stem Cells from a Subpopulation of Human Fibroblasts.” PLoS ONE 2009; 4(9): e7118.

Sommer CA, Sommer AG, Longmire TA, Christodoulou C, Thomas DD, Gostissa M, Alt FW, Murphy GJ, Kotton DN, Mostoslavsky G. “Excision of reprogramming transgenes improves the differentiation potential of iPS cells generated with a single excisable vector.” Stem Cells. 2010 Jan;28(1):64-74.